
                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                Travel Related Services Company, Inc.)

                             EXHIBIT 12.1


     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                OF AMERICAN EXPRESS CREDIT CORPORATION
                              (millions)



                        Three Months
                           Ended
                          March 31,
                        (Unaudited)            Years Ended December 31,
                        -----------     ------------------------------------
                        2000   1999     1999    1998    1997    1996    1995
                        ----   ----     ----    ----    ----    ----    ----
Earnings:
Net income              $ 70   $ 60   $  223  $  237  $  212  $  215  $  197
Income tax provision      37     33      120     128     114     115     105
Interest expense         321    273    1,130   1,190   1,125   1,117   1,054
                         ---    ---    -----   -----   -----   -----   -----

Total earnings          $428   $366   $1,473  $1,555  $1,451  $1,447  $1,356
                        ====   ====   ======  ======  ======  ======  ======

Fixed charges -
   interest expense     $321   $273   $1,130  $1,190  $1,125  $1,117  $1,054
                        ====   ====   ======  ======  ======  ======  ======

Ratio of earnings
   to fixed charges     1.33   1.34     1.30    1.31    1.29    1.30    1.29


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.






                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                Travel Related Services Company, Inc.)

                             EXHIBIT 12.2
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                      OF AMERICAN EXPRESS COMPANY
                         (Dollars in millions)



                         Three Months
                            Ended
                           March 31,          Years Ended December 31,
                             2000    -----------------------------------------
                         (Unaudited)  1999      1998     1997    1996    1995
                         -----------  ----      ----     ----    ----    ----
Earnings:

   Pretax income from
     continuing operations  $  920   $3,438   $2,925   $2,750  $2,664  $2,183
   Interest expense            664    2,178    2,224    2,122   2,160   2,343
   Other adjustments            38      151      124      127     139      95
                            ------   ------   ------   ------  ------  ------
Total earnings (a)          $1,622   $5,767   $5,273   $4,999  $4,963  $4,621
                            ------   ------   ------   ------  ------  ------

Fixed charges:
   Interest expense          $ 664   $2,178   $2,224   $2,122  $2,160  $2,343
   Other adjustments            40      152      129      129     130     135
                             -----   ------   ------   ------  ------  ------
Total fixed charges (b)      $ 704   $2,330   $2,353   $2,251  $2,290  $2,478
                             -----   ------   ------   ------  ------  ------

Ratio of earnings
   to fixed charges (a/b)     2.30     2.48     2.24     2.22     2.17   1.86

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

In the fourth quarter of 1995, American Express' ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, American Express' investment in FDC is accounted for as Investments - Available for Sale.